EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 27, 2018

Paychex, Inc. Reports Fourth Quarter and Fiscal 2018 Results

June 27, 2018

Fourth Quarter and Full Year Fiscal 2018 Highlights

•	Total revenue increased 9% to $871.1 million for the fourth quarter; 7% to $3.4 billion for fiscal 2018.
o	Human Resource Services revenue increased 17% to $401.0 million for the fourth quarter; 14% to $1.5 billion for fiscal 2018.
o	Payroll service revenue increased 3% to $452.4 million for the fourth quarter; 2% to $1.8 billion for fiscal 2018.
o	Interest on funds held for clients increased 27% to $17.7 million for the fourth quarter; 26% to $63.5 million for fiscal 2018.
•

Operating income increased 6% to $317.8 million for the fourth quarter; 4% to $1.3 billion for fiscal 2018.  Adjusted operating income(1) increased 6% for both the fourth quarter and for fiscal 2018 to $317.8 million and $1.3 billion, respectively.

•

Net income increased 17% to $228.5 million for the fourth quarter; 14% to $933.7 million for fiscal 2018.  Adjusted net income(1) increased 13% to $219.1 million for the fourth quarter; 15% to $919.9 million for fiscal 2018.

•

Diluted earnings per share increased 17% to $0.63 per share for the fourth quarter; 15% to $2.58 per share for fiscal 2018.  Adjusted diluted earnings per share(1) increased 13% to $0.61 per share for the fourth quarter; 16% to $2.55 per share for fiscal 2018.

(1) Adjusted operating income, adjusted net income, and adjusted diluted earnings per share are not United States (“U.S.”) generally accepted accounting principles (“GAAP”) measures.  Please refer to the “Non-GAAP Financial Measures” section on page 5 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable GAAP measures of operating income, net income, and diluted earnings per share.

Rochester, N.Y., (June 27, 2018) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced its results of operations for the three months ended May 31, 2018 (the “fourth quarter”), as well as the full fiscal year ended May 31, 2018 (“fiscal 2018” or the “fiscal year”).  Total revenue increased 9% for the fourth quarter to $871.1 million.  For the fiscal year, total revenue increased 7% to $3.4 billion.  Net income and diluted earnings per share both increased 17% for the fourth quarter to $228.5 million and $0.63 per share, respectively.  For the fiscal year, net income and diluted earnings per share increased 14% to $933.7 million and 15% to $2.58 per share, respectively.

Martin Mucci, President and Chief Executive Officer, commented, “We had a strong finish to fiscal 2018.  Providing our clients the value of our complete human capital management (“HCM”) solutions through a combination of leading-edge technology and flexible service options is driving our results.  Our flexible service options, including 7 by 24 access to our specialists, allows our clients to decide when, where and how they access our services.”

Mr. Mucci added, “During fiscal 2018, we completed the acquisitions of HR Outsourcing Holdings, Inc. (“HROI”), a national professional employer organization (“PEO”), and Lessor Group (“Lessor”), a market-leading provider of payroll and human resource (“HR”) software solutions headquartered in Denmark.  The integration of these acquisitions has proceeded well.  They are showing better-than-expected progress and are expected to make a positive contribution to our longer-term growth.  In addition, we had a reduction in tax expense in fiscal 2018 as a result of the enactment of the Tax Cuts and Jobs Act (the “Tax Act”) in December 2017, the most comprehensive tax reform legislation approved in more than two decades.  Given our industry-leading operating margins, we are benefiting significantly from tax reform and passing a substantial amount of this benefit to shareholders while also accelerating technology investments for enhanced product value for our clients and future top-line growth.”

Human Resource Services (“HRS”) revenue increased 17% to $401.0 million for the fourth quarter and 14% to $1.5 billion for the fiscal year, compared to the same periods last year. HRS revenue growth was primarily driven by increases in client bases across the following HCM services: comprehensive HR outsourcing services, including HROI; retirement services; time and attendance; and insurance services.  HROI contributed approximately 8% and 6% to the total HRS revenue growth for the fourth quarter and fiscal year, respectively. Our largest HRS revenue stream is Paychex HR Services, which includes our administrative services organization and our PEO.  Demand for these services resulted in double-digit growth in the number of client worksite employees served as of May 31, 2018 compared to May 31, 2017.  Retirement services revenue benefited from an increase in asset fee revenue earned on the asset value of participants’ funds as well as an increase in the number of plans served.  Insurance services revenue benefited from an increase in the number of health and benefits applicants, coupled with higher average premiums for our workers' compensation insurance services.

Payroll service revenue increased 3% to $452.4 million for the fourth quarter and 2% to $1.8 billion for the fiscal year, compared to the same periods last year. These increases were primarily driven by growth in revenue per check, which improved as a result of price increases, net of discounts. Lessor contributed approximately 1% to total payroll service revenue growth for the fourth quarter.  As of May 31, 2018, including the Lessor acquisition, we served over 650,000 payroll clients.

Interest on funds held for clients increased 27% to $17.7 million for the fourth quarter and 26% to $63.5 million for the fiscal year, compared to the same periods last year. The increases resulted primarily from higher average interest rates earned.  The funds held for clients average investment balances were down 3% for the fourth quarter and 1% for the fiscal year, primarily due to the impact of the Tax Act on employee withholdings and changes in client mix, which offset the impact of wage inflation.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2018	2017	Change	2018	2017	Change
Average investment balances:
Funds held for clients	$4,164.3	$4,310.4	(3)%	$4,040.8	$4,066.3	(1)%
Corporate investments	$901.9	$927.5	(3)%	$915.1	$906.7	1%

Average interest rates earned(1) (exclusive of net realized gains):
Funds held for clients	1.7%	1.3%		1.6%	1.2%
Corporate investments	1.4%	1.2%		1.3%	1.1%

Total net realized gains	$—	$—		$0.1	$0.1

(1)

For further discussion of the impact of interest rate changes, please refer to the “Market Risk Factors” section of our Annual Report on Form 10-K (“Form 10-K”), which we expect to file with the Securities and Exchange Commission (“SEC”) by the end of July 2018.

Total expenses increased 11% to $553.3 million for the fourth quarter and 10% to $2.1 billion for the fiscal year, compared to the same periods last year.  HROI and Lessor contributed approximately 7% and 5% to the total expense growth for the fourth quarter and fiscal year, respectively. Compensation-related costs increased approximately 7% for the fourth quarter and approximately 5% for the fiscal year as compared to the same prior year periods.  Higher compensation was driven by higher headcount reflecting accelerated investment in technology, sales teams, and the impact of the acquisitions.  Higher compensation for the year also included a one-time bonus paid to non-management employees.    Continued growth of our combined PEO business also contributed to the overall increase in total expenses.    For the fiscal year, expenses also reflect a one-time expense related to the termination of certain license agreements during the three months ended February 28, 2018 (the “third quarter”).

Operating income increased 6% for the fourth quarter and 4% for the fiscal year, compared to the same periods last year. Operating income, as a percent of total revenue, was 36.5% for the fourth quarter and 38.1% for the fiscal year, compared to 37.4% and 39.3% for the same prior year periods.   Adjusted operating income increased 6% for both the fourth quarter and fiscal year, compared to the same periods last year.  Adjusted operating income for the fiscal year excludes the one-time charge of $32.6 million following the termination of certain license agreements during the third quarter.  See the “Non-GAAP Financial Measures” section on page 5 of this press release for further discussion of this non-GAAP measure.

Our effective income tax rate was 28.7% for the fourth quarter and 28.0% for the fiscal year, compared to 35.0% and 34.3% for the same prior year periods.  The effective income tax rate for the fiscal year was significantly impacted by the Tax Act.  As it relates to the Tax Act, we recorded a non-recurring net tax benefit of $4.8 million for the fourth quarter and $25.6 million for the fiscal year for the revaluation of our net deferred tax liabilities, which impacted diluted earnings per share by approximately $0.01 per share for the fourth quarter and $0.07 per share for the fiscal year.  In addition, our effective income tax rate for the fourth quarter and for the fiscal year benefited from a reduced statutory tax rate applied to our current year taxable income.

Financial Position and Liquidity

Our financial position as of May 31, 2018 remained strong with cash and total corporate investments of $719.7 million and no debt.  Our primary source of cash is generated from our ongoing operations.  The slight decrease in cash and total corporate investments from $777.4 million as of May 31, 2017 is primarily the result of share repurchases, business acquisitions, and an increase in the rate for quarterly dividend payments, which offset cash generated from operations during fiscal 2018.  Our positive cash flows have historically allowed us to support our business and to pay substantial dividends to our stockholders.  It is anticipated that cash and total corporate investments as of May 31, 2018, along with projected operating cash flows and available short-term financing, will support our normal business operations, capital purchases, share repurchases, dividend payments, and business acquisitions, if any, for the foreseeable future.

Cash flows from operations were $1.3 billion for fiscal 2018, an increase of 33% over the prior year.  This increase is primarily the result of higher net income, adjusted for non-cash items and the increase in cash provided by fluctuations in our operating assets and liabilities including income taxes and PEO payroll accruals and unbilled receivables, which can fluctuate based on timing of period end compared to payroll check dates. The increase in net income for fiscal 2018 was impacted by the enactment of the Tax Act.  In addition, for the year ended May 31, 2017, cash outflows were impacted by higher accounts receivable balances related to growth in our payroll funding business for temporary staffing agency clients.

During fiscal 2018, we repurchased 2.5 million shares of our common stock for a total of $143.1 million.  In the respective prior year period, we repurchased 2.9 million shares for a total of $166.2 million.

Non-GAAP Financial Measures

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2018	2017	Change	2018	2017	Change
Operating income	$317.8	$298.9	6%	$1,287.5	$1,239.6	4%
Non-GAAP adjustments:
Termination of license agreements(1)	—	—		32.6	—
Total non-GAAP adjustments	—	—		32.6	—
Adjusted operating income	$317.8	$298.9	6%	$1,320.1	$1,239.6	6%

Net income	$228.5	$195.3	17%	$933.7	$817.3	14%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(2)	(4.6)	(1.0)		(12.9)	(18.3)
Revaluation of net deferred tax liabilities(3)	(4.8)	—		(25.6)	—
Termination of license agreements(1)	—	—		24.7	—
Total non-GAAP adjustments	(9.4)	(1.0)		(13.8)	(18.3)
Adjusted net income	$219.1	$194.3	13%	$919.9	$799.0	15%

Diluted earnings per share	$0.63	$0.54	17%	$2.58	$2.25	15%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(2)	(0.01)	—		(0.03)	(0.05)
Revaluation of net deferred tax liabilities(3)	(0.01)	—		(0.07)	—
Termination of license agreements(1)	—	—		0.07	—
Total non-GAAP adjustments	(0.02)	—		(0.03)	(0.05)
Adjusted diluted earnings per share	$0.61	$0.54	13%	$2.55	$2.20	16%

(1)	Additional expense and corresponding tax benefit recognized as a result of the termination of certain license agreements. This event is not expected to recur.
(2)

Net tax windfall or shortfall benefits related to employee stock-based compensation payments recognized in income taxes.  This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(3)	Non-recurring tax benefits recognized as a result of the Tax Act related to the revaluation of net deferred tax liabilities.

In addition to reporting operating income, net income, and diluted earnings per share, which are U.S. GAAP measures, we present adjusted operating income, adjusted net income, and adjusted diluted earnings per share, which are non-GAAP measures.  We believe adjusted operating income, adjusted net income, and adjusted diluted earnings per share are appropriate additional measures, as they are indicators of our core business operations performance period over period.  Adjusted operating income, adjusted net income, and adjusted diluted earnings per share are not calculated through the application of GAAP and are not required forms of disclosure by the SEC.  As such, they should not be considered as a substitute for the GAAP measures of operating income, net income, and diluted earnings per share, and therefore should not be used in isolation, but in conjunction with the GAAP measures.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Outlook

Our outlook for the fiscal year ending May 31, 2019 (“fiscal 2019”) is based upon current market expectations and economic conditions continuing with no significant changes. The guidance reflects the adoption of Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“ASC Topic 606”), which is effective for fiscal 2019.  Our guidance for fiscal 2019 is as follows:

•	Payroll service revenue is anticipated to increase in the range of 2% to 3%, incorporating a full year of Lessor;
•	HRS revenue is anticipated to increase in the range of 10% to 11%;
•	Interest on funds held for clients is expected to increase in the range of 15% to 20%;
•	Total revenue, including interest on funds held for clients, is expected to increase in the range of 6% to 7%;
•	Operating income, as a percent of total revenue, is anticipated to be approximately 37%;
•	Investment income, net is anticipated to be approximately $15 million;
•	The effective income tax rate for fiscal 2019 is expected to be approximately 24%;
•	Adjusted net income (non-GAAP)(1) is expected to increase in the range of 11% to 12%;
•	Adjusted diluted earnings per share (non-GAAP)(1) is expected to increase approximately 11%.

(1)

Adjusted net income and adjusted diluted earnings per share are non-GAAP measures, which exclude the impact of certain discrete tax items and a one-time charge following the termination of certain licensing agreements.  Fiscal 2019 growth rates for these non-GAAP measures are based on fiscal 2018 adjusted net income of $922.9 million and adjusted diluted earnings per share of $2.56, which includes the impact of the restatement of fiscal 2018 results as it relates to our adoption of ASC Topic 606 on June 1, 2018.  No assumptions were made in regards to discrete tax items in fiscal 2019 for employee stock-based compensation payments.

Paychex will host a separate, supplemental conference call from 11:00 a.m. to 11:30 a.m. Eastern Time on Wednesday, June 27, 2018 to review the fiscal 2018 quarterly and annual results adjusted for ASC Topic 606 and other items.

Annual Report on Form 10-K

We anticipate filing our Form 10-K before the end of July 2018, and this will be available at http://www.paychex.com/investors. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-K.

Conference Call

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for June 27, 2018 at 9:30 a.m. Eastern Time, at http://www.paychex.com/investors. The webcast will be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at http://www.paychex.com/investors.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Laura Saxby Lynch	585‑383‑3074

About Paychex

Paychex, Inc. (NASDAQ:PAYX) is a leading provider of integrated human capital management solutions for payroll, human resources, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 45 years of industry expertise, Paychex serves over 650,000 payroll clients as of May 31, 2018 across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “overview,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes”, “could be,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes, and the impact of competition;
•	changes in the availability of skilled workers, in particular those supporting our technology and product development;
•

changes in the laws regulating collection and payment of payroll taxes, PEOs, and employee benefits, including retirement plans, workers’ compensation insurance, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation insurance rates and underlying claims trends;
•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;
•

the possibility of cyberattacks, security breaches, or other security vulnerabilities that could disrupt operations or expose confidential client data, and could also result in reduced revenues, increased costs, liability claims, or harm to our competitive position;

•	the possibility of failure of our operating facilities, or the failure of our computer systems, and communication systems during a catastrophic event;
•	the possibility of third-party service providers failing to perform their functions;
•	the possibility of a failure of internal controls or our inability to implement business process improvements;
•

the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations, including possible liability related to our co-employment relationship with our PEO;

•	potential outcomes related to pending or future legal and legislative matters;
•	the expected impacts of the Tax Act; and
•	risks related to the integration of the businesses we acquire.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,			May 31,
	2018	2017	Change	2018	2017	Change
Revenue:
Payroll service revenue	$452.4	$440.9	3%	$1,810.0	$1,779.3	2%
Human Resource Services revenue	401.0	343.7	17%	1,507.4	1,321.4	14%
Total service revenue	853.4	784.6	9%	3,317.4	3,100.7	7%
Interest on funds held for clients (1)	17.7	14.0	27%	63.5	50.6	26%
Total revenue	871.1	798.6	9%	3,380.9	3,151.3	7%
Expenses:
Operating expenses	266.3	231.4	15%	1,017.8	919.6	11%
Selling, general and administrative expenses	287.0	268.3	7%	1,075.6	992.1	8%
Total expenses	553.3	499.7	11%	2,093.4	1,911.7	10%
Operating income	317.8	298.9	6%	1,287.5	1,239.6	4%
Investment income, net (1)	2.5	1.6	57%	8.6	5.2	66%
Income before income taxes	320.3	300.5	7%	1,296.1	1,244.8	4%
Income taxes	91.8	105.2	(13)%	362.4	427.5	(15)%
Net income	$228.5	$195.3	17%	$933.7	$817.3	14%

Basic earnings per share	$0.64	$0.54	19%	$2.60	$2.27	15%
Diluted earnings per share	$0.63	$0.54	17%	$2.58	$2.25	15%
Weighted-average common shares outstanding	359.0	359.3		359.0	359.8
Weighted-average common shares outstanding, assuming dilution	361.5	362.1		361.5	362.6
Cash dividends per common share	$0.56	$0.46		$2.06	$1.84

(1)

Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Report on Form 10-Q and our Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at www.paychex.com.

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amount)

	May 31,
	2018	2017
ASSETS
Cash and cash equivalents	$358.2	$184.6
Corporate investments	66.0	138.8
Interest receivable	32.2	35.9
Accounts receivable, net of allowance for doubtful accounts	531.4	507.5
Prepaid income taxes	17.0	45.0
Prepaid expenses and other current assets	75.8	58.3
Current assets before funds held for clients	1,080.6	970.1
Funds held for clients	4,703.8	4,301.9
Total current assets	5,784.4	5,272.0
Long-term corporate investments	295.5	454.0
Property and equipment, net of accumulated depreciation	393.5	337.2
Intangible assets, net of accumulated amortization	141.4	57.6
Goodwill	814.0	657.1
Prepaid income taxes	—	24.9
Other long-term assets	34.9	30.9
Total assets	$7,463.7	$6,833.7

LIABILITIES
Accounts payable	$74.5	$57.2
Accrued compensation and related items	325.2	280.5
Deferred revenue	24.3	22.9
Other current liabilities	132.9	91.9
Current liabilities before client fund obligations	556.9	452.5
Client fund obligations	4,734.9	4,272.6
Total current liabilities	5,291.8	4,725.1
Accrued income taxes	18.4	45.6
Deferred income taxes	48.8	33.9
Other long-term liabilities	80.2	73.8
Total liabilities	5,439.2	4,878.4

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 359.0 shares as of May 31, 2018 and 359.4 shares as of May 31, 2017	3.6	3.6
Additional paid-in capital	1,126.8	1,030.0
Retained earnings	930.3	901.7
Accumulated other comprehensive (loss)/ income	(36.2)	20.0
Total stockholders’ equity	2,024.5	1,955.3
Total liabilities and stockholders’ equity	$7,463.7	$6,833.7

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the twelve months ended
	May 31,
	2018	2017
OPERATING ACTIVITIES
Net income	$933.7	$817.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	138.0	126.9
Amortization of premiums and discounts on available-for-sale securities, net	65.4	72.5
Stock-based compensation costs	44.6	35.4
Provision for deferred income taxes	19.2	17.4
Provision for allowance for doubtful accounts	3.6	4.9
Net realized gains on sales of available-for-sale securities	(0.1)	(0.1)
Changes in operating assets and liabilities:
Interest receivable	3.7	0.2
Accounts receivable	13.6	(103.7)
Prepaid expenses and other current assets	17.7	(34.1)
Accounts payable and other current liabilities	47.2	39.1
Net change in other long-term assets and liabilities	(10.2)	(15.4)
Net cash provided by operating activities	1,276.4	960.4
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(50,220.2)	(50,462.3)
Proceeds from sales and maturities of available-for-sale securities	51,592.9	49,903.0
Net change in funds held for clients’ money market securities and other cash equivalents	(1,677.5)	237.6
Purchases of property and equipment	(154.0)	(94.3)
Acquisition of businesses, net of cash acquired	(180.4)	—
Purchases of other assets	(39.8)	(8.6)
Net cash used in investing activities	(679.0)	(424.6)
FINANCING ACTIVITIES
Net change in client fund obligations	462.4	317.3
Dividends paid	(739.7)	(662.3)
Repurchases of common shares	(143.1)	(166.2)
Activity related to equity-based plans	(3.4)	28.5
Net cash used in financing activities	(423.8)	(482.7)
Increase in cash and cash equivalents	173.6	53.1
Cash and cash equivalents, beginning of period	184.6	131.5
Cash and cash equivalents, end of period	$358.2	$184.6

© 2018 Paychex, Inc.